EXHIBIT 21

SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.

Name	State or Country of Incorporation
Foshan GWO YNG SMP Vehicle Climate Control & Cooling Products Co. Ltd.	China
SMP KADE GmbH	Germany
SMP Automotive de Mexico, S.A. de C.V.	Mexico
SMP Engine Management de Mexico, S. de R.L. de C.V.	Mexico
SMP Four Seasons de Mexico, S. de R.L. de C.V.	Mexico
SMP Motor Products Limited	Canada
SMP Poland sp. z o.o.	Poland
SMP STABIL GmbH	Germany
SMP STABIL Kft.	Hungary
Standard Motor Products de Mexico, S. de R.L. de C.V.	Mexico
Standard Motor Products (Hong Kong) Limited	Hong Kong
Trumpet Holdings, Inc.	Delaware
Trombetta Asia, Ltd.	Hong Kong
Trombetta Electric (Shanghai) Co., Ltd.	China
Trombetta Electric (Wuxi) Co., Ltd.	China
Trombetta S. de R.L. de C.V.	Mexico
SMP Nissens III ApS (29)	Denmark

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, this list omits (i) certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934; and (ii) consolidated wholly-owned subsidiaries that carry on the same line of business. The number in the parentheses following SMP Nissens III ApS indicates the number of its subsidiaries that were omitted based on clause (ii) in the preceding sentence, all of which operate in foreign countries.